Exhibit 99.1

Lordstown Motors Announces New Executive Organization

Lordstown, Ohio (November 10, 2021) – Lordstown Motors (Nasdaq: RIDE) announced today several executive appointments designed to focus company resources on its key near-term objectives: bringing the Endurance pickup truck to market, developing its strategic partnership with Hon Hai Precision Industries (Foxconn) and strengthening its engineering capabilities for future vehicle development.

Edward T. Hightower, a veteran automotive executive, has been appointed President of Lordstown effective November 29th, 2021. Edward has 30 years of experience serving in product development, engineering, manufacturing, commercial, and senior executive roles between Ford, BMW, and GM. He led GM’s $15 billion global crossovers business as the Executive Chief Engineer and Vehicle Line Executive. At BMW, he helped drive 5 Series sales, market share, and profitability in the U.S. to record levels. He currently serves as Managing Director of Motoring Ventures LLC and has been advising Lordstown in a consulting capacity.

Shea Burns has been appointed as Senior Vice President, Operations. In this role, Shea will continue to support Endurance launch readiness as well as the implementation of the previously announced agreement in principle with Foxconn as a consultant. Shea has over 25 years of experience in the automotive industry, including having previously served as Vehicle Launch Leader at Ford Motor Company and Senior Director of Quality and Director of Engineering Operations at Meritor. Shea brings to Lordstown decades of experience in management consulting, engineering, manufacturing and quality in global light vehicle, commercial vehicle, and off-highway equipment industries. He also led numerous launches while at Ford.

Jane Ritson-Parsons, who has been serving as the Chief Operating Officer, has been appointed to the newly-created position of Executive Vice President—Chief Commercial Officer. In this role, Jane will be building out Lordstown’s commercial strategy and continue overseeing several corporate functions including: sales, customer service and support, human resources, brand marketing and communications. These executive appointments follow the recent announcement of Adam Kroll as Chief Financial Officer. Finally, Rich Schmidt has stepped down as President of Lordstown Motors.

“I am excited to welcome Edward Hightower and Shea Burns to these leadership roles with the Lordstown team as we move into this next critical phase,” said Lordstown CEO Dan Ninivaggi. “They both bring deep automotive experience, and with strong backgrounds in engineering, new product development, manufacturing, and launch readiness. These skill sets are especially important as we not only pursue the launch of the Endurance but as we also pursue future vehicle development opportunities with Foxconn. I’d also like to thank Rich Schmidt for his contributions to Lordstown Motors.”

About Lordstown Motors

Lordstown Motors is an Ohio-based electric vehicle (EV) innovator developing high-quality light duty commercial fleet vehicles, with the Endurance all electric pick-up truck as its first vehicle being launched in the Lordstown, Ohio facility. Lordstown Motors has engineering, research and development facilities in Farmington Hills, Michigan and Irvine, California. For additional information visit www.lordstownmotors.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” “expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: our limited operating history and our significant projected funding needs; our liquidity position; the need to raise substantial additional capital to continue ongoing operations; risks associated with the conversion and retooling of our facility and ramp up of production; our inability to obtain binding purchase orders from customers and potential customers’ inability to integrate our electric vehicles into their existing fleets; our inability to retain key personnel and to hire additional personnel; competition in the electric pickup truck market; supply chain disruptions; the potential inability to source essential components; our inability to develop a sales distribution network; the ability to protect our intellectual property rights; and the failure to obtain required regulatory approvals. In addition, our agreement in principle with Foxconn is non-binding and subject to the negotiation and execution of definitive agreements. No assurances can be given that definitive agreements will be entered into on the terms contemplated, or at all. Nor can any assurances be given as to the timing of any such agreements. Furthermore, potential supply chain disruptions, and their consequences on testing and other activities, could present challenges that impact the timing of our commercial production. Any forward-looking statements speak only as of the date on which they are made, and Lordstown Motors undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contacts:

Investors

Carter Driscoll

lordstownIR@icrinc.com

Media

Kimberly Spell

Kimberly.Spell.ext@lordstownmotors.com